Exhibit 99.1

Luxfer Holdings and Neo Performance Materials
Mutually Agree to Terminate Acquisition Agreement

MANCHESTER, England & TORONTO, Canada — March 10, 2019 - (BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer”) and Neo Performance Materials Inc. (TSX: NEO) (“Neo Performance Materials” or “Neo”) today announced that the companies have mutually agreed to terminate the previously announced transaction (the “Neo Acquisition”) under  which Luxfer would have acquired Neo for US$612 million* in cash and stock.

About Luxfer Holdings PLC
Luxfer is a global manufacturer of highly-engineered advanced materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial settings. For more information, visit www.luxfer.com. Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

About Neo Performance Materials
Neo Performance Materials is a global leader in the innovation and manufacturing of rare earth and rare metal-based functional materials, which are essential inputs to high technology, high growth, future-facing industries. The business of Neo Performance Materials is organized along three segments: Magnequench, Chemicals & Oxides and Rare Metals. Neo Performance Materials is headquartered in Toronto, Canada with corporate offices in Greenwood Village, Colorado, and Beijing, China. Neo Performance Materials operates globally with sales and production across 10 countries, being Japan, China, Thailand, Estonia, Singapore, Germany, United Kingdom, Canada, United States and South Korea. For more information, please visit www.neomaterials.com. Neo Performance Materials is listed on the Toronto Stock Exchange and its common shares trade under the symbol NEO.

*Note: Transaction value based on share price at close of business on December 14, 2018.

Luxfer Investor Contact:
Douglas A. Fox, CFA
Director, Investor Relations

Cassandra Stanford
Communications Specialist
+1 951-341-2375
Investor.relations@luxfer.com

Neo Investor Contact:
Ali Mahdavi
Investor Relations
(416) 962-3300
Email: ir@neomaterials.com